Exhibit 16.1     Letter of Deloitte & Touche LLP

March 18, 2002

Reliable Power Systems, Inc.
c/o DHR International
Attn: Cathleen Lloyd

Dear Ms. Lloyd;

This is to confirm that the client-auditor relationship between Reliable Power System, Inc. (Commission File No. 000-9255) and Deloitte & Touche LLP has ceased.

Very truly yours,

/s/ Deloitte & Touche LLP